Exhibit 32

Certifications Pursuant to 18 U.S.C. Section 1350

The undersigned, who are the chief executive officer and the chief financial officer of First South Bancorp, Inc., each hereby certifies that, to the best of his knowledge, the accompanying Form 10-Q of the registrant fully complies with the requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, and that the information contained in the report fairly presents, in all material aspects, the financial condition and results of operations of the issuer.

May 9, 2008

/s/ Barry L. Slider
Barry L. Slider
Chief Executive Officer

/s/ V. Lewis Shuler
V. Lewis Shuler
Chief Financial Officer